                                                 Cusip No. 456664309

                                        ---------------------------------------
                                        4OMB APPROVAL
                                        ---------------------------------------
                                        OMB Number: . . . . . . . . . 3235-0145
                                        Expires: . . . . . . . October 31, 1994
                                        Estimated average
                                        burden hours per form . . . . . . 14.90
                                        ---------------------------------------


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                              IN HOME HEALTH INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
-------------------------------------------------------------------------------
                          (Title of Class of Securities)

                                    453222101
-------------------------------------------------------------------------------
                                 (CUSIP Number)

               ROBERT C. GREENWOOD ROBERTSON, STEPHENS & COMPANY
          555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA 94104
                                 (415) 781-9700
-------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                               SEPTEMBER 3, 1997
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
          CUSIP No. 453222101
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Global Low-Priced Stock Fund
     Tax I.D. 94-6688564
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a)  / /

                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)

-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
  NUMBER OF SHARES           (7)  SOLE VOTING POWER
                                  0
    BENEFICIALLY             --------------------------------------------------
                             (8)  SHARED VOTING POWER
       OWNED                      250,000
                             --------------------------------------------------
     BY EACH                 (9 ) SOLE DISPOSITIVE POWER
                                  0
    REPORTING                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
   PERSON WITH                    250,000
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     250,000
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.5%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
          CUSIP No. 453222101
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Orphan Fund, L.P.
     Tax I.D. 94-3108651
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a)  / /

                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)

-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
  NUMBER OF SHARES           (7)  SOLE VOTING POWER
                                  0
    BENEFICIALLY             --------------------------------------------------
                             (8)  SHARED VOTING POWER
       OWNED                      813,200
                             --------------------------------------------------
     BY EACH                 (9 ) SOLE DISPOSITIVE POWER
                                  0
    REPORTING                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
   PERSON WITH                    813,200
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     813,200
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.0%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     PN
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
          CUSIP No. 453222101
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Bayview Investors, Ltd.
     Tax I.D. 94-3108651
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a)  / /

                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)

-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
  NUMBER OF SHARES           (7)  SOLE VOTING POWER
                                  0
    BENEFICIALLY             --------------------------------------------------
                             (8)  SHARED VOTING POWER
       OWNED                      1,247,800 (Includes shares held of record by
                                  The Robertson Stephens Orphan Fund, L.P., of
                                  which Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors, Ltd.
                                  are the General Partners. Includes shares
                                  held of record by The Robertson Stephens
                                  Black Bear Fund, L.P. of which Robertson,
                                  Stephens & Co. Investment Management, L.P.
                                  and Bayview Investors, Ltd. are the General
                                  Partners. Robertson, Stephens & Co., Inc. is
                                  General Partner of Robertson, Stephens & Co.
                                  Investment Management, L.P. and Bayview
                                  Investors, Ltd.. See Item 5.)
                             --------------------------------------------------
     BY EACH                 (9 ) SOLE DISPOSITIVE POWER
                                  0
    REPORTING                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
   PERSON WITH                    1,247,800
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,247,800
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     7.7%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     PN
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
          CUSIP No. 453222101
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Black Bear Fund, L.P.
     Tax I.D. 94-3108651
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a)  / /

                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)

-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
  NUMBER OF SHARES           (7)  SOLE VOTING POWER
                                  0
    BENEFICIALLY             --------------------------------------------------
                             (8)  SHARED VOTING POWER
       OWNED                      434,600
                             --------------------------------------------------
     BY EACH                 (9 ) SOLE DISPOSITIVE POWER
                                  0
    REPORTING                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
   PERSON WITH                    434,600
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     434,600
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     2.7%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     PN
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
          CUSIP No. 453222101
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson Stephens Black Bear Offshore Fund, Limited
     Tax I.D.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a)  / /

                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)

-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
  NUMBER OF SHARES           (7)  SOLE VOTING POWER
                                  0
    BENEFICIALLY             --------------------------------------------------
                             (8)  SHARED VOTING POWER
       OWNED                      57,200
                             --------------------------------------------------
     BY EACH                 (9 ) SOLE DISPOSITIVE POWER
                                  0
    REPORTING                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
   PERSON WITH                    57,200
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     57,200
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     .4%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     PN
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
          CUSIP No. 453222101
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson Stephens Orphan Offshore Fund, L.P.
     Tax I.D.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a)  / /

                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)

-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
  NUMBER OF SHARES           (7)  SOLE VOTING POWER
                                  0
    BENEFICIALLY             --------------------------------------------------
                             (8)  SHARED VOTING POWER
       OWNED                      183,000
                             --------------------------------------------------
     BY EACH                 (9 ) SOLE DISPOSITIVE POWER
                                  0
    REPORTING                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
   PERSON WITH                    183,000
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     183,000
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.1%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     PN
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
          CUSIP No. 453222101
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company Investment Management, L.P.
     Tax I.D. 94-3181687
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a)  / /

                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)

-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
  NUMBER OF SHARES           (7)  SOLE VOTING POWER
                                  0
    BENEFICIALLY             --------------------------------------------------
                             (8)  SHARED VOTING POWER
       OWNED                      1,738,000 Includes shares held of record by
                                  The Robertson Stephens Orphan Fund,  L.P., of
                                  which Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors, Ltd.
                                  are the General Partners. Includes shares held
                                  of record by The Robertson Stephens Black Bear
                                  Fund, L.P. of which Robertson, Stephens & Co.
                                  Investment Management, L.P. and Bayview
                                  Investors, Ltd. are the General Partners.
                                  Includes shares held of record by The
                                  Robertson Stephens Orphan Offshore Fund, L.P.
                                  of which Robertson, Stephens & Co. Investment
                                  Management, L.P. is General Partner.  Includes
                                  shares held of record by The Robertson
                                  Stephens Black Bear Offshore Fund Limited, of
                                  which Robertson, Stephens & Co. Investment
                                  Management, L.P. is General Partner.  Includes
                                  shares held of record by The Robertson
                                  Stephens Global Low-Priced Stock Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. is investment adviser.  See
                                  Item 5.)
                             --------------------------------------------------
     BY EACH                 (9 ) SOLE DISPOSITIVE POWER
                                  0
    REPORTING                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
   PERSON WITH                    1,738,000
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,738,000
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     10.7%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     PN
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
          CUSIP No. 453222101
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company, Inc.
     Tax I.D. 94-3172874  See Exhibit A for a list of Executive Officers
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a)  / /

                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)

-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
  NUMBER OF SHARES           (7)  SOLE VOTING POWER
                                  0
    BENEFICIALLY             --------------------------------------------------
                             (8)  SHARED VOTING POWER
       OWNED                      1,738,000 Includes shares held of record by
                                  The Robertson Stephens Orphan Fund,  L.P., of
                                  which Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors, Ltd.
                                  are the General Partners. Includes shares held
                                  of record by The Robertson Stephens Black Bear
                                  Fund, L.P. of which Robertson, Stephens & Co.
                                  Investment Management, L.P. and Bayview
                                  Investors, Ltd. are the General Partners.
                                  Includes shares held of record by The
                                  Robertson Stephens Orphan Offshore Fund, L.P.
                                  of which Robertson, Stephens & Co. Investment
                                  Management, L.P. is General Partner.  Includes
                                  shares held of record by The Robertson
                                  Stephens Black Bear Offshore Fund Limited, of
                                  which Robertson, Stephens & Co. Investment
                                  Management, L.P. is General Partner.  Includes
                                  shares held of record by The Robertson
                                  Stephens Global Low-Priced Stock Fund of which
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. is investment adviser.  See
                                  Item 5.)
                             --------------------------------------------------
     BY EACH                 (9 ) SOLE DISPOSITIVE POWER
                                  0
    REPORTING                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
   PERSON WITH                    1,738,000
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,738,000
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     10.7%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     CO
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
          CUSIP No. 453222101
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Paul Stephens
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a)  / /

                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     WC & PF
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)

-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
-------------------------------------------------------------------------------
  NUMBER OF SHARES           (7)  SOLE VOTING POWER

    BENEFICIALLY             --------------------------------------------------
                             (8)  SHARED VOTING POWER
       OWNED 1,738,000 Includes shares held of record by The Robertson Stephens Orphan Fund, L.P., of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Black Bear Fund, L.P. of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund, L.P. of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Black Bear Offshore Fund Limited, of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Global Low-Priced Stock Fund of which Robertson, Stephens & Co. Investment Management, L.P. is investment adviser. See
                                  Item 5.)
                             --------------------------------------------------
     BY EACH                 (9 ) SOLE DISPOSITIVE POWER

    REPORTING                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
   PERSON WITH                    1,738,000
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,738,000
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     10.7%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
          CUSIP No. 453222101
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Sanford Robertson
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a)  / /

                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)

-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
  NUMBER OF SHARES           (7)  SOLE VOTING POWER

    BENEFICIALLY             --------------------------------------------------
                             (8)  SHARED VOTING POWER
       OWNED 1,738,000 Includes shares held of record by The Robertson Stephens Orphan Fund, L.P., of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Black Bear Fund, L.P. of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund, L.P. of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Black Bear Offshore Fund Limited, of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Global Low-Priced Stock Fund of which Robertson, Stephens & Co. Investment Management, L.P. is investment adviser. See
                                  Item 5.)
                             --------------------------------------------------
     BY EACH                 (9 ) SOLE DISPOSITIVE POWER

    REPORTING                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
   PERSON WITH                    1,738,000
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,738,000
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     10.7%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
          CUSIP No. 453222101
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Michael G. McCaffery
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a)  / /

                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)

-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
  NUMBER OF SHARES           (7)  SOLE VOTING POWER

    BENEFICIALLY             --------------------------------------------------
                             (8)  SHARED VOTING POWER
       OWNED 1,738,000 Includes shares held of record by The Robertson Stephens Orphan Fund, L.P., of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Black Bear Fund, L.P. of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund, L.P. of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Black Bear Offshore Fund Limited, of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Global Low-Priced Stock Fund of which Robertson, Stephens & Co. Investment Management, L.P. is investment adviser. See
                                  Item 5.)
                             --------------------------------------------------
     BY EACH                 (9 ) SOLE DISPOSITIVE POWER

    REPORTING                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
   PERSON WITH                    1,738,000
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,738,000
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     10.7%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
          CUSIP No. 453222101
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     G. Randy Hecht
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a)  / /

                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)

-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
  NUMBER OF SHARES           (7)  SOLE VOTING POWER

    BENEFICIALLY             --------------------------------------------------
                             (8)  SHARED VOTING POWER
       OWNED 1,738,000 Includes shares held of record by The Robertson Stephens Orphan Fund, L.P., of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Black Bear Fund, L.P. of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund, L.P. of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Black Bear Offshore Fund Limited, of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Global Low-Priced Stock Fund of which Robertson, Stephens & Co. Investment Management, L.P. is investment adviser. See
                                  Item 5.)
                             --------------------------------------------------
     BY EACH                 (9 ) SOLE DISPOSITIVE POWER

    REPORTING                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
   PERSON WITH                    1,738,000
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,738,000
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     10.7%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                  SCHEDULE 13D
-------------------------------------------------------------------------------
          CUSIP No. 453222101
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Kenneth R. Fitzsimmons
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                             (a)  / /

                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)

-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
  NUMBER OF SHARES           (7)  SOLE VOTING POWER

    BENEFICIALLY             --------------------------------------------------
                             (8)  SHARED VOTING POWER
       OWNED 1,738,000 Includes shares held of record by The Robertson Stephens Orphan Fund, L.P., of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Black Bear Fund, L.P. of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund, L.P. of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Black Bear Offshore Fund Limited, of which Robertson, Stephens & Co. Investment Management, L.P. is General Partner. Includes shares held of record by The Robertson Stephens Global Low-Priced Stock Fund of which Robertson, Stephens & Co. Investment Management, L.P. is investment adviser. See
                                  Item 5.)
                             --------------------------------------------------
     BY EACH                 (9 ) SOLE DISPOSITIVE POWER

    REPORTING                --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
   PERSON WITH                    1,738,000
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,738,000
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     10.7%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE
SIGNATURE ATTESTATION

ITEM 1.    SECURITY AND ISSUER.

           This Schedule 13D is filed with respect to the Common Stock of In Home Health Inc. (The "Company").

ITEM 2:    IDENTITY AND BACKGROUND.

           The Schedule 13D is filed on behalf of The Robertson Stephens Orphan Fund, L.P., Robertson, Stephens & Company Investment Management, L.P. ("RS&Co.,L.P."), Bayview Investors, Ltd. ("Bayview"), The Robertson Stephens Global Low-Priced Stock Fund, The Robertson Stephens Orphan Offshore Fund, L.P., The Robertson Stephens Black Bear Fund, L.P., The Robertson Stephens Black Bear Offshore Fund, Limited, Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), and Robertson, Stephens &Co., Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons. The purchase of the Company's shares giving rise to this amendment to Schedule 13D was made by two investment funds, The Robertson Stephens Orphan Fund, L.P., and The Robertson Stephens Orphan Offshore Fund, L.P.

           This Schedule 13D relates to the direct beneficial ownership in the shares of the Company by the Funds, and the indirect beneficial ownership of Robertson, Stephens & Co. Investment Management., L.P., Bayview, and Robertson, Stephens & Company., Inc. in the shares of the Company held by the Funds. Messrs. Robertson, Stephens, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that Robertson, Stephens &Company., Inc. may be deemed to be beneficially own, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

           Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.

I.    (a)  The Robertson Stephens Global Low-Priced Stock Fund,  A Massachusetts
           Business Trust. The Registered Investment Manager of The Robertson Stephens Global Low-Priced Stock Fund is: Robertson, Stephens & Company Investment Management, L.P. The General Partner of Robertson, Stephens & Company Investment Management, L.P. is Robertson, Stephens & Company, Inc.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Business Trust, Registered Investment Company.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

II.   (a)  The Robertson Stephens Orphan Fund, L.P., is a California limited partnership. Robertson Stephens Investment Management, L.P. and Bayview Investors LTD., are the General Partners.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

III   (a)  The Robertson Stephens Orphan Offshore Fund, L.P., is a Cayman
           Islands limited partnership. Robertson, Stephens & Co Investment Management, L.P. is the General Partner.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

IV    (a)  The Robertson Stephens Black Bear Fund, L.P., is a California limited partnership. Robertson Stephens & Co. Investment Management, L.P. and Bayview Investors are the General Partners.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

V     (a)  The Robertson Stephens Black Bear Offshore Fund,  Limited is a Cayman
           Islands limited partnership. Robertson, Stephens & Co Investment Management L.P. is the General Partner.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.



VI    (a)  Bayview Investors, Ltd., is a California limited partnership.
           Robertson Stephens & Company, Inc. is the General Partner.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.


VII   (a)  Robertson, Stephens & Company Investment Management, L.P., is a
           California Limited Partnership. Robertson, Stephens & Company Inc. is the General Partner of Robertson, Stephens & Company Investment Management, L.P.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Corporation, Investment Banking.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.


VIII. (a)  Robertson, Stephens & Company Inc. , is a California Corporation.
           Robertson, Stephens & Company Inc. is the General Partner of Robertson, Stephens & Company Investment Management, L.P.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Corporation, Investment Banking.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

IX.   (a)  Paul H. Stephens.


      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of Robertson, Stephens & Company Inc.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

X.    (a)  Sanford R. Robertson.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) Sanford R. Robertson is the Chairman of and a shareholder of Robertson, Stephens & Company Inc.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

XI.   (a)  Michael G. McCaffery.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of Robertson, Stephens & Company Inc.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.


      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

XII   (a)  G. Randy Hecht.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and shareholder of Robertson, Stephens & Company Inc.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

XIII. (a)  Kenneth R. Fitzsimmons.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets, and shareholder of Robertson, Stephens & Company Inc.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.



ITEM 3:    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

           The securities with respect to which this Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners and shareholders.


ITEM 4:    PURPOSE OF TRANSACTION:

           This amendment is being filed to correct an error made on amendment number 3 filed on September 12, 1997. The number of shares beneficially owned by The Robertson Stephen Orphan Offshore Fund and The Robertson Stephens Black Bear Offshore Fund were transposed. The table in item 5 of amendment number 3, filed on September 12, 1997, was reported correctly. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5:    INTEREST IN SECURITIES OF THE ISSUER.

           (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

                                                             No. of Shares
     Name of                                                  Beneficially       Percentage of
     Beneficial Owner                                                Owned       Class(1)
     -----------------------------------------------------------------------------------------
     The Robertson Stephens Global Low-Priced Stock Fund           250,000  (2)            1.5%
     The Robertson Stephens Orphan Fund , L.P.                     813,200  (3)            5.0%
     The Robertson Stephens Orphan Offshore Fund, L.P.             183,000  (4)            1.1%
     The Robertson Stephens Black Bear Fund, L.P.                  434,600  (5)            2.7%
     The Robertson Stephens Black Bear Offshore Fund, Limited       57,200  (6)             .4%
     Robertson Stephens & Co. Investment Mgmt. L.P.              1,738,000  (7)           10.7%
     Bayview Investors, Ltd.                                     1,247,800  (8)            7.7%
     Robertson Stephens & Co. Inc.                               1,738,000  (9)           10.7%
     Paul H. Stephens                                            1,738,000 (10)           10.7%
     Sanford R. Robertson                                        1,738,000 (11)           10.7%
     Michael G. McCaffery                                        1,738,000 (12)           10.7%
     G. Randy Hecht                                              1,738,000 (13)           10.7%
     Kenneth R. Fitzsimmons                                      1,738,000 (14)           10.7%



(1) All percentages in this table are based, pursuant to Rule 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 16,295,897 shares of Common Stock of the Issuer outstanding as of August 15, 1997.

(2) The Robertson Stephens Global Low-Priced Stock Fund is a Registered Investment Company. Robertson, Stephens & Co. Investment Management L.P. is the registered investment manager for the Global Low-Price Stock Fund. Robertson Stephens & Company Inc. is the General Partner of Robertson Stephens & Co. Investment Management L.P.

(3) The Robertson Stephens Orphan Fund , L.P., is a California limited partnership.

(4)  The Orphan Offshore Fund, L.P. is a Cayman Islands limited partnership.

(5) The Robertson Stephens Black Bear Fund, L.P. is a California limited partnership.

(6) The Robertson Stephens Black Bear Offshore Fund, Limited, is a Cayman Islands limited partnership.

(7) Robertson, Stephens & Co. Investment Management L.P., a California Limited Partnership, as General Partner of The Robertson Stephens Orphan Fund L.P., Orphan Offshore Fund L.P., Black Bear Fund L.P., Black Bear Offshore Fund Limited, and the investment adviser to the Robertson Stephens Global Low-Priced Stock Fund is deemed to have shared dispositive power over 1,738,000 shares of the Company.

(8) Bayview Investors, Ltd. is a California Limited Partnership, as General Partner of The Robertson Stephens Orphan Fund , L.P. and Black Bear Offshore Fund, L.P. is deemed to have shared dispositive power over 1,247,800 shares of the Company.

(9) Robertson, Stephens & Company, Inc., a California Corporation, is the General Partner of Robertson, Stephens & Company Investment Management L.P., and Bayview Investors Ltd., and as such is deemed to have shared dispositive power over 1,738,000 shares of the Company.

10) Paul H. Stephens is the Chief Investment Officer of Robertson, Stephens & Company Inc., Inc. and as such may be deemed to have shared voting power over 1,738,000 shares of the Company held by the Funds. He is also a shareholder of Robertson, Stephens & Company Inc.

(11) Sanford R. Robertson is Chairman and a shareholder of Robertson, Stephens & Company Inc. , and as such may be deemed to have shared voting power over 1,738,000 shares of the Company held by the Funds.

(12) Michael G. McCaffery is President and Chief Executive Officer and a shareholder of Robertson, Stephens & Company Inc. , and as such may be deemed to have shared voting power over 1,738,000 shares of the Company held by the Funds.


(13) G. Randy Hecht is Executive Vice President, Chief Operating Officer and a shareholder of Robertson, Stephens & Company Inc. , and as such may be deemed to have shared voting power over 1,738,000 shares of the Company held by the Funds.

(14) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets and a shareholder of Robertson, Stephens & Company Inc., and as such may be deemed to have shared voting power over 1,738,000 shares of the Company held by the Funds.

(c) The following is a list of transactions by the filing parties in the last 60 days.

      Entity            Date          Shares         Price         Transaction
      -----             ----          ------         -----         -----------
 Black Bear Fund       7/11/97         9,100          1.75        open mkt buy
Black Bear Offshore    7/11/97         1,584          1.75        open mkt buy
      Funde
 Black Bear Fund       7/15/97         2,700          1.88        open mkt buy
Black Bear Offshore    7/15/97          300           1.88        open mkt buy
      Fund
 Black Bear Fund       7/16/97         2,300          1.88        open mkt buy
Black Bear Offshore    7/16/97          200           1.88        open mkt buy
      Fund
 Black Bear Fund       7/21/97         4,700          1.88        open mkt buy
Black Bear Offshore    7/21/97          300           1.88        open mkt buy
      Fund
 Black Bear Fund       7/23/97         1,200          1.88        open mkt buy
Black Bear Offshore    7/23/97          100           1.88        open mkt buy
       Fund
 Black Bear Fund       7/24/97         1,800          1.88        open mkt buy
Black Bear Offshore    7/24/97          200           1.88        open mkt buy
       Fund
 Black Bear Fund       7/25/97         2,200          1.88        open mkt buy
Black Bear Offshore    7/25/97          300           1.88        open mkt buy
       Fund
 Black Bear Fund       7/28/97         11,000         1.88        open mkt buy
Black Bear Offshore    7/28/97         1,100          1.88        open mkt. buy
       Fund
 Black Bear Fund       7/31/97         33,800         1.86        open mkt. buy
Black Bear Offshore    7/31/97         3,300          1.86        open mkt. buy
       Fund
 Black Bear Fund       8/1/97          3,200          1.82        open mkt. buy
Black Bear Offshore    8/1/97           300           1.82        open mkt. buy
       Fund
 Black Bear Fund       8/4/97          6,800          1.82        open mkt. buy
Black Bear Offshore    8/4/97           700           1.82        open mkt. buy
       Fund
 Black Bear Fund       8/5/97          3,600          1.82        open mkt. buy
Black Bear Offshore    8/5/97           400           1.82        open mkt. buy
       Fund
 Black Bear Fund       8/6/97          22,500         1.82        open mkt. buy
Black Bear Offshore    8/6/97          2,500          1.82        open mkt. buy
       Fund
  Orphan Offshore      8/7/97          5,400          1.82        open mkt. buy
       Fund
  Orphan Offshore      8/11/97         7,300          1.82        open mkt. buy
       Fund
 Black Bear Fund       8/15/97         7,300          1.45        open mkt. buy
       Fund
Black Bear Offshore    8/15/97          800           1.45        open mkt. buy
       Fund
 Black Bear Fund       8/22/97         4,500          1.38        open mkt. buy
Black Bear Offshore    8/22/97          500           1.38        open mkt. buy
       Fund
 Black Bear Fund       8/25/97         3,000          1.38        open mkt. buy
Black Bear Offshore    8/25/97          300           1.38        open mkt. buy
       Fund
 Black Bear Fund       8/28/97          800           1.38        open mkt. buy
Black Bear Offshore    8/28/97          100           1.38        open mkt. buy
       Fund
 Black Bear Fund       8/29/97         11,300         1.38        open mkt. buy
Black Bear Offshore    8/29/97         1,200          1.38        open mkt. buy
       Fund
 Black Bear Fund       9/2/97          14,100         1.38        open mkt. buy
Black Bear Offshore    9/2/97          1,800          1.38        open mkt. buy
       Fund
 Black Bear Fund       9/3/97           900           1.38        open mkt. buy
Black Bear Offshore    9/3/97           100           1.38        open mkt. buy
       Fund
 Black Bear Fund       9/4/97           900           1.38        open mkt. buy
Black Bear Offshore    9/4/97           100           1.38        open mkt. buy
       Fund
 Black Bear Fund       9/5/97          4,300          1.38        open mkt. buy
Black Bear Offshore    9/5/97           500           1.38        open mkt. buy
       Fund
 Black Bear Fund       9/8/97          6,100          1.37        open mkt. buy

Black Bear Offshore    9/8/97           800           1.37        open mkt. buy
       Fund
 Black Bear Fund       9/9/97          2,900          1.38        open mkt. buy
Black Bear Offshore    9/9/97           400           1.38        open mkt. buy
       Fund
 Black Bear Fund       9/10/97         1,900          1.38        open mkt. buy
Black Bear Offshore    9/10/97          300           1.38        open mkt. buy
       Fund




ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

           Please refer to Item 5.

ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS.

           The following exhibits are filed herewith:

           Exhibit A  - Agreement of Joint Filing

ITEM 8.    SIGNATURE PAGE.

           After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:     September 22, 1997

           THE ROBERTSON STEPHENS ORPHAN FUND, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
           By   Robertson, Stephens & Company, L.P.
           By   Robertson, Stephens & Company, Inc.

           By:  Paul H. Stephens*
                ------------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer

           BAYVIEW INVESTORS, Ltd., A CALIFORNIA LIMITED PARTNERSHIP.
           By   Robertson, Stephens & Company, L.P.
           By   Robertson, Stephens & Company, Inc.

           By:  Paul H. Stephens*
                ------------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer

           ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
           By   Robertson, Stephens & Company, Inc.

           By:  Paul H. Stephens*
                ------------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer

           THE ROBERTSON STEPHENS GLOBAL LOW -PRICED STOCK FUND, A MASSACHUSETTS BUSINESS TRUST
           By   Robertson, Stephens & Company, Inc.
           By:  Paul H. Stephens*
                ------------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer

           ROBERTSON, STEPHENS & COMPANY, INC.

           By:  Paul H. Stephens*
                ------------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer

           ROBERTSON, STEPHENS & COMPANY BLACK BEAR OFFSHORE FUND, L.P.

           By:  Paul H. Stephens*
                ------------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer

           ROBERTSON, STEPHENS & COMPANY BLACK BEAR OFFSHORE FUND, LIMITED

           By:  Paul H. Stephens*
                ------------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer

                Paul H. Stephens*
                ------------------
                Paul H. Stephens

                Sanford R. Robertson*
                ---------------------
                Sanford R. Robertson

                Michael G. McCaffery*
                ---------------------
                Michael G. McCaffery

                G. Randy Hecht*
                ---------------
                G. Randy Hecht

                Kenneth R. Fitzsimmons*
                -----------------------
                Kenneth R. Fitzsimmons


*By:
          -----------------------------
          Robert C. Greenwood
          Pursuant to Power of Attorney
          Previously Filed

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

           The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act of the Statement dated January 31, 1997 containing the information required by Schedule 13D, for the Common Stock of In Home Health Inc. held by The Robertson Stephens Orphan Fund, L.P., The Robertson Stephens Orphan Offshore Fund, L.P., The Robertson Stephens Black Bear Fund, L.P., The Robertson Stephens Black Bear Offshore Fund Limited, Bayview Investors, Ltd., Robertson, Stephens & Company, Investment Management L.P., The Robertson Stephens Global Low-Priced Stock Fund, and Robertson, Stephens & Company, Incorporated.

Dated:    September 22, 1997


           THE ROBERTSON STEPHENS ORPHAN FUND, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
           By   Robertson, Stephens & Company, L.P.
           By   Robertson, Stephens & Company, Inc.

           By:  Paul H. Stephens*
                ------------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer

           BAYVIEW INVESTORS, Ltd., A CALIFORNIA LIMITED PARTNERSHIP.
           By   Robertson, Stephens & Company, L.P.
           By   Robertson, Stephens & Company, Inc.

           By:  Paul H. Stephens*
                ------------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer

           ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
           By   Robertson, Stephens & Company, Inc.

           By:  Paul H. Stephens*
                ------------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer

           THE ROBERTSON STEPHENS GLOBAL LOW-PRICED STOCK FUND, A MASSACHUSETTS BUSINESS TRUST.
           By   Robertson, Stephens & Company, Inc.

           By:  Paul H. Stephens*
                ------------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer

           THE ROBERTSON STEPHENS BLACK BEAR FUND, L.P., A CALIFORNIA LIMITED PARTNERSHIP
           By   Robertson, Stephens & Company, Inc.

           By:  Paul H. Stephens*
                ------------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer

           THE ROBERTSON STEPHENS BLACK BEAR OFFSHORE FUND, LIMITED
           By   Robertson, Stephens & Company, Inc.

           By:  Paul H. Stephens*
                ------------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer

           ROBERTSON, STEPHENS & COMPANY, INC.

           By:  Paul H. Stephens*
                ------------------
                Paul H. Stephens
                Managing Director and Chief Investment Officer

                Paul H. Stephens*
                ------------------
                Paul H. Stephens

                Sanford R. Robertson*
                ---------------------
                Sanford R. Robertson

                Michael G. McCaffery*
                ---------------------
                Michael G. McCaffery

                G. Randy Hecht*
                ---------------
                G. Randy Hecht

                Kenneth R. Fitzsimmons*
                -----------------------
                Kenneth R. Fitzsimmons


*By:
          -----------------------------
          Robert C. Greenwood
          Pursuant to Power of Attorney
          Previously Filed